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Pricing Supplement dated May 18, 2001                             Rule 424(b)(3)
(To Prospectus dated December 21, 1999 and                    File No. 333-90457
Prospectus Supplement dated January 7, 2000)

                       NATIONAL CONSUMER COOPERATIVE BANK
                                Medium-Term Notes
                Due from 9 Months to 30 Years from Date of Issue
                                   Fixed Rate

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Principal Amount: $5,000,000                           Initial Interest Rate: 6.96%
Agent's Discount or Commission: $25,000 (.50%)         Original Issue Date: MAY 24, 2001
Net Proceeds to Issuer: $4,913,050.00                  Stated Maturity Date: MAY 24, 2006
                                                       CUSIP:  63554EAG2
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Interest Payment Dates:
Interest Payment Dates:
     / / May 1 and November 1
     /X/ other:  24TH OF MAY & NOVEMBER

Regular Record Dates
(if other than April 15 and October 15):

Redemption:

           /X/ The Notes cannot be redeemed prior to the Stated Maturity Date.
           / / The Notes can be redeemed prior to the Stated Maturity Date.
               Initial Redemption Date:
               Initial Redemption Percentage:
               Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
           /X/ The Notes cannot be repaid prior to the Stated Maturity Date.
           / / The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
               Option Repayment Dates:

Currency:
       Specified Currency:
           (if other than U.S. dollars, see attached)
       Minimum Denominations:
           (applicable only if Specified Currency is other than U.S. dollars)

Authorized Denomination
(if other than $1,000 and integral multiples thereof):

Original Issue Discount:     / / Yes     /X/ No
       Issue Price:    98.761%

Agent:
           / / Credit Suisse First Boston Corporation.
           / / Banc of America Securities LLC
           / / Banc One Capital Markets, Inc.
           / / SPP Capital Partners, LLC
           /X/ Other:  WACHOVIA SECURITIES, INC.

If as Principal:
           / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
           /X/ The Notes are being offered at a fixed initial public offering price of 98.761% of the Principal Amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of ____% of Principal Amount.

Other Provisions:

       TERMS ARE NOT COMPLETED FOR CERTAIN ITEMS ABOVE BECAUSE SUCH ITEMS
                               ARE NOT APPLICABLE.